Exhibit 10.9 (xx)
AMENDED AND RESTATED PERFORMANCE STOCK UNIT AGREEMENT
PURSUANT TO THE
SIX FLAGS ENTERTAINMENT CORPORATION 2024 OMNIBUS INCENTIVE PLAN

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Participant:    [●]
Grant Date:    [●]
Amended and Restated: [●]
Number of Target Performance Stock Units (“Target PSUs”):    [●] PSUs
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THIS AMENDED AND RESTATED PERFORMANCE STOCK UNIT AGREEMENT (this “Agreement”), dated as of [_____________], is entered into by and between Six Flags Entertainment Corporation, a corporation organized under the laws of the State of Delaware (the “Company”) and the Participant specified above, pursuant to the Six Flags Entertainment Corporation 2024 Omnibus Incentive Plan, as in effect and as amended from time to time (the “Plan”), which is administered by the Committee.
WHEREAS, it has been determined under the Plan, it is in the best interests of the Company to grant the Performance Stock Units (“PSUs”) denominated in shares of Common Stock provided herein to the Participant.
NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth and for other good and valuable consideration, the parties hereto hereby mutually covenant and agree as follows:
1.    Incorporation By Reference; Plan Document Receipt. Except as set forth in the last sentence of this Section 1, this Agreement is subject in all respects to the terms and provisions of the Plan (including, without limitation, any amendments thereto adopted at any time and from time to time unless such amendments are expressly intended not to apply to the award provided hereunder), all of which terms and provisions are made a part of and incorporated in this Agreement as if they were each expressly set forth herein. Any capitalized term not defined in this Agreement shall have the same meaning as is ascribed thereto in the Plan. The Participant hereby acknowledges receipt of a true copy of the Plan and that the Participant has read the Plan carefully and fully understands its content. In the event of any conflict between the terms of this Agreement and the terms of the Plan, the terms of this Agreement shall control.
2.    Grant of Performance Stock Unit Award. The Company hereby grants to the Participant, as of the Grant Date specified above, a number of PSUs equal to the Target PSU amount set forth above. Each PSU corresponds to one share of Common Stock that may be issued in the future upon and to the extent the performance conditions set forth on Exhibit A hereto (the “Performance Goals”), are achieved during the Performance Period set forth on Exhibit A hereto, as determined by the Committee. The PSUs may result in the Participant earning as few as zero shares of Common Stock or as many as [●] shares of Common Stock (the PSUs that actually become earned based on the achievement of the Performance Goals are referred to herein as the “Earned PSUs”). Except as otherwise provided by the Plan, the Participant agrees and understands that nothing contained in this Agreement provides, or is intended to provide, the Participant with any protection against potential future dilution of the Participant’s interest in the Company for any reason, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of the shares of Common Stock underlying the PSUs, except as otherwise specifically provided for in the Plan or this Agreement.
3.    Forfeiture. Subject to Section 7(b), all PSUs that have not become Earned PSUs shall be immediately forfeited without consideration upon the Participant’s termination of employment for any reason, including in the event of the Participant’s Retirement, and the Participant shall have no right to receive the underlying shares of Common Stock with respect to such PSUs.
4.    Vesting and Delivery of Shares.
(a)    Within seventy-four (74) days following the Performance Period End Date (as defined in Exhibit A hereto), the Company shall deliver to the Participant the number of shares of Common Stock that correspond to the number of PSUs that become Cumulative Earned PSUs (as defined in Exhibit A hereto) through the Performance Period End Date, provided the Participant is employed in good standing by the Company on the Performance Period End Date.
(b)    No fractional shares of Common Stock shall be delivered under this Agreement, and any fractional share that may be deliverable shall be rounded to the nearest whole share.
5.    Rights as Stockholder. Except as otherwise provided herein, the Participant shall have no rights as a stockholder (including, without limitation, dividend and voting rights) with respect to any shares of Common Stock covered by any PSU unless and until the Participant has become the holder of record of such shares of Common Stock underlying the PSUs. Further, the PSUs subject to this grant shall not be credited with Dividend Equivalent Rights.
6.    Non-Transferability. No portion of the PSUs may be sold, assigned, transferred, encumbered, hypothecated or pledged by the Participant, other than to the Company as a result of forfeiture of the PSUs as provided herein, unless and until payment is made in respect of Earned PSUs in accordance with the provisions hereof and the Participant has become the holder of record of the shares of Common Stock issuable hereunder.

7.    Termination for Cause; Good Leaver Termination; Covenant Breach; Change in Control; Restatements.
(a)    Consequences of a For Cause Termination. If (x) the Participant’s employment is terminated for Cause, or (y) the Participant materially breaches the restrictive covenants set forth in Sections 5 or 7 of the Employment Agreement by and between the Participant and the Company, dated July 1, 2024 (the “Employment Agreement”) or materially breaches Section 6 of the Employment Agreement at any time during the Term (as defined in the Employment Agreement) or during the two-year period (or, in the case of a breach of Section 7(a)(i) of the Employment Agreement, during the one-year period) following termination of employment for any reason (a “Covenant Breach”), then:
i)The Participant shall immediately forfeit all outstanding PSUs awarded pursuant to this Agreement (including, for the avoidance of doubt, any Earned PSUs) and shall have no right to receive the underlying shares of Common Stock; and
ii)If the delivery of shares of Common Stock underlying any PSUs has occurred and the Participant’s employment is terminated for Cause within 90 days thereafter or the Participant engages in a Covenant Breach, the Participant shall repay and transfer to the Company (A) the number of shares of Common Stock issued to the Participant under this Agreement (the “Forfeited Shares”), which shall include, with respect to any Forfeited Shares that have been sold by the Participant prior to the Company’s demand for repayment, the repayment by the Participant to the Company of 100% of the proceeds of such sale or sales, plus (B) the amount of cash equal to the withholding taxes paid by withholding and/or selling shares of Common Stock (if any) from the Participant on the respective payment dates in Section 5.
(b)    Consequences of a Good Leaver Termination; Occurrence of a Change in Control. If (x) the Participant’s employment is terminated prior to the Performance Period End Date (as defined in Exhibit A hereto) due to a Good Leaver Termination (as defined in the Employment Agreement) or (y) a Change in Control (as defined in the Employment Agreement) occurs prior to the second anniversary of the Grant Date (whether or not the Participant experiences a termination of employment in connection with such Change in Control) then all PSUs issued to the Participant under this Agreement shall vest automatically based on the greater of the target level of Adjusted EBITDA (as defined in Exhibit A hereto) and actual performance.
(c)    Restatement of Financial Statements. In addition to the other provisions in this Section 7, this Agreement, or the Plan (including without limitation Section 13.3 of the Plan), the PSUs and any shares of Common Stock issued under the PSUs shall be subject to any policies of the Company in effect on the Grant Date or adopted by the Company at any time thereafter that provide for forfeiture of the PSUs and recoupment of any shares of Common Stock issued under the PSUs or of any gain received by the Participant in connection with the sale of shares of Common Stock received under the PSUs in the event of any restatement of the Company’s financial statements or other triggering event under such policies.
(d)    Nonsolicitation; Noncompetition.

i)During the term of employment and for a period of two (2) years following Participant’s termination of employment from the Company (“Termination”), Participant agrees that he will not individually or on behalf of his employer or any other person or entity, directly or indirectly, solicit, divert, or recruit any employee or officer of Company or any Subsidiary, or induce any employee of Company or any Subsidiary, to terminate his employment. In addition, during the term of employment and for a period of one (1) year following Termination, Participant agrees that he will not, directly or indirectly, as an employee, consultant, principal, agent, trustee or otherwise engage in any business through a corporation, partnership or other entity that competes directly with any business that is conducted by Company or any Subsidiary and that (x) Participant was directly or indirectly engaged in on behalf of Company or any Subsidiary or (y) Participant obtained confidential information regarding during the course of his employment (the “Restricted Business”). The restrictions in this Section 7(d)(i) are further limited geographically to any country in which Company or any Subsidiary engages in the Restricted Business.
ii)The Company has attempted to place the most reasonable limitations on Participant’s subsequent employment opportunities consistent with the protection of Company’s valuable trade secrets, business interests, and goodwill. In order to accommodate Participant in obtaining subsequent employment, the Company may, in its discretion, grant a waiver of one or more of the restrictions on subsequent employment contained in this Section 7(d). A request for waiver shall be in writing and must be received by the Company at least forty-five (45) days before the proposed starting date of the employment for which Participant is seeking a waiver. The request must include the full name and address of the organization with which Participant is seeking employment; the department or area in which Participant proposes to work; the position or job title to be held by Participant; and a complete description of the duties Participant expects to perform for such employer. If Company decides to grant a waiver (which decision shall be solely within Company’s discretion), the waiver may be subject to such restrictions or conditions as the Company may impose.
(e)    Determinations. The People, Culture, and Compensation Committee (the “Committee”) shall make all determinations regarding this Section 7, other than a determination as to whether the Participant was terminated for Cause, Good Reason or committed a Covenant Breach, each of which shall be determined in accordance with the Employment Agreement, and the determinations by the Committee shall be final and binding on all parties.
(f)    Company and its Affiliates. All references in this Section 7 to the Company shall include the Company and any of its Subsidiaries and Affiliates.
8.    Governing Law. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the choice of law principles thereof.
9.    Withholding of Tax. Any amount that the Company may be required to withhold upon the vesting or earning of PSUs, distribution of shares of Common Stock or any relevant tax withholding event with respect to PSUs in respect of applicable federal, state, local and foreign taxes of any kind (including, but not limited to, the Participant’s FICA and SDI obligations) must be paid in full at the time of the issuance of shares of Common Stock or such relevant tax withholding time. Unless Participant makes other arrangements to satisfy this withholding obligation in accordance with procedures approved by the Company in its discretion or the Company determines otherwise, such portion of the shares of Common Stock as is necessary to satisfy the required withholding obligation related to the settlement of the PSUs will be sold into the market pursuant to a “sell to cover” tax arrangement. The Participant hereby authorizes withholding from payroll and any other amounts payable to the Participant and hereby authorizes and agrees to make adequate provision for any “sell to cover” tax arrangement consistent with this Section 9.
10.    Legend. The Company may at any time place legends referencing any applicable federal, state or foreign securities law restrictions on all certificates representing shares of Common Stock issued pursuant to this Agreement. The Participant shall, at the request of the Company, promptly present to the Company any and all certificates representing shares of Common Stock acquired pursuant to this Agreement in the possession of the Participant in order to carry out the provisions of this Section 10.
11.    Electronic Delivery and Acceptance. Participant hereby consents and agrees to electronic delivery of any Plan documents, proxy materials, annual reports and other related documents. Participant hereby consents to any and all procedures that the Company has established or may establish for an electronic signature system for delivery and acceptance of Plan documents (including documents relating to any programs adopted under the Plan), and agrees that his electronic signature is the same as, and shall have the same force and effect as, his manual signature. Participant consents and agrees that any such procedures and delivery may be effected by a third party engaged by the Company to provide administrative services related to the Plan, including any program adopted under the Plan.
12.    Entire Agreement; Amendment. This Agreement, together with the Plan and the Employment Agreement, contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter. This Agreement supersedes the Performance Stock Unit Agreement that was originally attached to the Employment Agreement. The Committee shall have the right to modify or amend this Agreement from time to time in accordance with and as provided in the Plan. This Agreement may also be modified or amended by a writing signed by both the Company and the Participant. The Company shall give written notice to the Participant of any such modification or amendment of this Agreement as soon as practicable after the adoption thereof.
13.    Notices. Any notice hereunder by the Participant shall be given to the Company in writing and such notice shall be deemed duly given only upon receipt thereof by the Chief Legal & Compliance Officer and Corporate Secretary of the Company. Any notice hereunder by the Company shall be deemed duly given upon delivery thereof to such address as the Participant may have on file with the Company.
14.    No Right to Employment or Service. Any questions as to whether and when there has been a termination of employment and the cause of such termination shall be determined by the Committee. Nothing in this Agreement shall interfere with or limit in any way the right of the Company, its Subsidiaries or its Affiliates to terminate the Participant’s employment or service at any time, for any reason and with or without Cause.
15.    Transfer of Personal Data. The Participant authorizes, agrees and unambiguously consents to the transmission by the Company (or any Subsidiary) of any personal data information related to the PSUs awarded under this Agreement for legitimate business purposes (including, without limitation, the administration of the Plan). This authorization and consent is freely given by the Participant.
16.    Compliance with Laws. The grant of PSUs and the issuance of shares of Common Stock hereunder shall be subject to, and shall comply with, any applicable requirements of any foreign and U.S. federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act of 1933, as amended, the Exchange Act and, in each case, any respective rules and regulations promulgated thereunder) and any other law, rule, regulation or exchange requirement applicable thereto. The Company shall not be obligated to issue the PSUs or any shares of Common Stock pursuant to this Agreement if any such issuance would violate any such requirements. As a condition to the settlement of the PSUs, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation.
17.    Binding Agreement; Assignment. This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns. The Participant shall not assign (except in accordance with Section 6 hereof) any part of this Agreement without the prior express written consent of the Company.
18.    Headings. The titles and headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.
19.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.
20.    Further Assurances. Each party hereto shall do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other agreements, certificates, instruments and documents as either party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the Plan and the consummation of the transactions contemplated thereunder.
21.    Severability. The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

22.    No Acquired Rights. The Participant acknowledges and agrees that: (a) the Company may terminate or amend the Plan at any time; (b) the Award of PSUs made under this Agreement is completely independent of any other award or grant and is made in the discretion of the Company; (c) no past grants or awards (including, without limitation, the PSUs awarded hereunder) give the Participant any right to any grants or awards in the future whatsoever; and (d) any benefits granted under this Agreement are not part of the Participant’s ordinary salary, and shall not be considered as part of such salary in the event of severance, redundancy or resignation.
23.    Section 409A. Notwithstanding anything herein or in the Plan to the contrary, the PSUs granted pursuant to this Agreement are intended to comply with the applicable requirements of Section 409A of the Code and the applicable Treasury regulations and administrative guidance issued thereunder (collectively, “Section 409A”) and shall be limited, construed and interpreted in accordance with such intent. If the Participant is deemed to be a “specified employee” within the meaning of Section 409A, as determined by the Committee, at a time when the Participant becomes eligible for settlement of the PSUs upon his “separation from service” within the meaning of Section 409A, then to the extent necessary to prevent any accelerated or additional tax under Section 409A, such settlement will be delayed until the earlier of: (a) the date that is six (6) months following the Participant’s separation from service and (b) the Participant’s death. Notwithstanding the foregoing, the Company and its Affiliates make no representations that the PSUs provided under this Agreement are compliant with Section 409A and in no event shall the Company or any Affiliate be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A.
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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of [_____________].
SIX FLAGS ENTERTAINMENT CORPORATION
By:
Name:
Title:
PARTICIPANT

[●]

EXHIBIT A TO THE AMENDED AND RESTATED PSU AGREEMENT
1.    Generally. The Initial Incentive Grant’s “Performance Period” shall be from [__________] through and including [__________] (the “Performance Period End Date”). The number of performance share units (“PSUs”) that are earned during the Performance Period shall be equal to the number of Cumulative Earned PSUs (as defined below) and as determined pursuant to Section 2 of this Exhibit.

2.    Goals and Earned PSUs

(a)    The “Adjusted EBITDA Earned Amount” shall be a number of PSUs determined as follows, based on achievement of the applicable level of Adjusted EBITDA on any Adjusted EBITDA Determination Date (the “Adjusted EBITDA Performance Goals”). With respect to performance up to and including [__________], the “Mid-Year Performance Goals” (as set forth below) shall apply. Following [__________], the “Year End Performance Goals” (as set forth below) shall apply.
Mid-Year Performance Goals
(trailing four quarters)

Adjusted EBITDA Performance Goal:	Level of PSU Achievement:
Less than $__________	0%
$__________	25% (Minimum Level)
$__________	50% (Threshold Level)
$__________	100% (Target Level)
$__________	200% (Maximum Level)

Year-End Performance Goals
(trailing four quarters)

Adjusted EBITDA Performance Goal:	Level of PSU Achievement:
Less than $__________	0%
$__________	25% (Minimum Level)
$__________	50% (Threshold Level)
$__________	100% (Target Level)
$__________	200% (Maximum Level)

The number of PSUs earned (i) at the target level of achievement above shall be equal to the target number of shares specified in the applicable Employment Agreement, (ii) at the maximum level of achievement shall be equal to two (2) times target, (iii) at the minimum level of achievement shall be one-quarter (1/4) of target, and (iv) at the threshold level of achievement shall be one-half (1/2) of target.

If the level of Adjusted EBITDA achieved by the Company on any Adjusted EBITDA Determination Date is between any two Adjusted EBITDA Performance Goals set forth in the above tables, the Adjusted EBITDA Earned Amount for such Adjusted EBITDA Determination Date shall be determined using linear interpolation.
(b)    Adjusted EBITDA shall be determined by the People, Culture, and Compensation Committee of the Board (the “Committee”) based on achievement of Adjusted EBITDA during any consecutive four (4) fiscal quarters during the Performance Period (each, an “Adjusted EBITDA Determination Date”). For clarity, an Adjusted EBITDA Determination Date shall occur at the end of each fiscal quarter during the Performance Period.
(c)    Upon any Adjusted EBITDA Determination Date, the Committee shall determine whether an Adjusted EBITDA Performance Goal has been achieved in respect of the preceding consecutive four (4) fiscal quarters, in which case a number of PSUs equal to the Adjusted EBITDA Earned Amount corresponding to such Adjusted EBITDA Performance Goal, net of any PSUs already earned under the award prior to that Adjusted EBITDA Determination Date, shall be designated as Incremental Earned PSUs, in accordance with Section 2(a) above; provided, that any PSUs that have not yet been earned as of such Adjusted EBITDA Determination Date shall remain outstanding and eligible to be earned on any subsequent Adjusted EBITDA Determination Date during the Performance Period. On the Performance Period End Date, the Cumulative Earned PSUs shall be calculated as the sum of all Incremental Earned PSUs earned during the Performance Period.
3.    Definitions.
(a)    “Adjusted EBITDA,” for any period, shall mean earnings before interest, taxes, depreciation, amortization, other non-cash items and adjustments as defined in the Company’s 2024 Credit Agreement, as amended, and as disclosed in the consolidated financial statements of the Company which are examined by the independent accountants for the Company.
(b)    “Cumulative Earned PSUs” shall mean all PSUs that become Earned PSUs during the Performance Period.
(c)    “Incremental Earned PSUs” shall mean any PSUs that become Earned PSUs during any consecutive four (4) fiscal quarters during the Performance Period.
(d)    “Maximum Level of Adjusted EBITDA” shall mean (x) the achievement of an Adjusted EBITDA of [__________] on any Adjusted EBITDA Determination Date up to and including [__________], or (y) the achievement of an Adjusted EBITDA of [__________] following [__________], in each case, which shall result in a 200% level of PSU achievement.

4.    Adjustments. The Committee may, at any time, approve adjustments after consulting the Participant to the calculation of Adjusted EBITDA, or the component parts thereof, to take into account such unanticipated circumstances or significant, non-recurring or unplanned events as the Committee may determine after consulting the Participant, and such adjustments may increase or decrease Adjusted EBITDA or the component parts thereof, provided that any such adjustment shall not adversely impact the Participant without Participant’s consent. Circumstances that may be the basis for such adjustments include, but shall not be limited to, any change in applicable accounting rules or principles; any gain or loss on the disposition of a business; impairment of assets; a merger or similar business combination transaction or material changes in the size of the Company due to acquisitions or dispositions of assets; dilution caused by acquiring a business; tax changes and tax impacts of other changes; changes in applicable laws and regulations; changes in rate case timing; changes in the Company’s structure; and any other circumstances outside of management’s control or the ordinary course of business.